Exhibit 99.1

NEWMARKET CORPORATION REPORTS IMPROVED SECOND QUARTER AND FIRST HALF 2011 RESULTS

•	Net Income Increases 31 Percent for Second Quarter and 24 Percent for First Half

•	Earnings Per Share Increases 40 Percent for Second Quarter and 34 Percent for First Half

•	Petroleum Additives Operating Profit Improves 12 Percent for Second Quarter and 13 Percent for First Half

•	Repurchased 26,500 Shares of Common Stock in Second Quarter

Richmond, VA, August 3, 2011 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2011.

Net income for the second quarter of 2011 improved to $52.3 million, or $3.77 per share, an increase of 31 percent compared to net income of $39.9 million, or $2.69 per share, for the same period last year. For the first half of 2011, net income increased to $101.8 million, or $7.34 per share, an improvement of 24% compared to net income of $82 million, or $5.47 per share, for the first half of 2010. Earnings per share for the second quarter and first half of this year increased 40 percent and 34 percent, respectively, reflecting the additional benefit of the Company’s stock repurchasing activities. See the Summary of Earnings included in this earnings release for additional information.

The continuing improving operating results in our petroleum additives business are reflected in the stronger second quarter and first half 2011 results. For the second quarter this year, petroleum additives operating profit increased to $85.6 million, an improvement of 12 percent over second quarter last year of $76.6 million. Sales of petroleum additives for the second quarter of this year improved to $572.8 million, an increase of 23 percent over sales in the second quarter of last year of $464.9 million including an increase of 11 percent in shipments. Petroleum additives operating profit for the first half of this year increased to $166.2 million, an increase of 13 percent over operating profit for the first half of last year of $147 million. Sales of petroleum additives for the first half of this year reached $1,075.5 million, an improvement of 26 percent over sales in the first half of last year of $854.3 million. Shipments for the first half of this year are up 14 percent over the same period last year.

Petroleum additives results for both the second quarter and first six months of this year primarily reflect continuing earnings improvement in the lubricant additives product line. Petroleum additives operating profits for the first half of this year have improved in every major region of our operations. Our business is performing well as we increase our investment in R&D to create new innovative products and solutions for our customers such as the recently announced new gasoline performance additives that prevent deposits in DIG injectors. Our business continues to experience the adverse effects of increasing raw material cost which we are working to recover in the marketplace.

During the second quarter of this year, we repurchased 26,500 shares of our common stock bringing the total repurchases in the first half of this year to 217,073 common shares at an average cost of $129.79 per share.

We are pleased with the performance of our business for the first half of this year. The fundamentals of our business are strong, and we are well positioned to service our customers with the innovative products and services that enhance their position to succeed in the marketplace.

Please read our second quarter Form 10-Q for more details on the operations of the company.

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the 2011 and 2010 Periods

Net income for the second quarter and first six months of both 2011 and 2010 included a charge on an interest rate swap agreement related to financing on Foundry Park. These amounts result from the Company valuing the swap agreement at its fair value.

The Company is reporting net income including these amounts, as well as income excluding them, and related per share amounts in this Summary of Earnings. The Company believes that even though income excluding these amounts is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the Company’s performance. The Company believes presenting our earnings excluding this item enhances period to period comparability. The Company believes that income, excluding this item, should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to net income excluding the losses on the interest rate swap agreement.

	Summary of Earnings
	(In millions, except per-share amounts)
	Second Quarter Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Net Income:
Net income	$52.3	$39.9	$101.8	$82.0
Loss on interest rate swap agreement	2.5	6.0	1.9	7.4

Income excluding loss on interest rate swap	$54.8	$45.9	$103.7	$89.4

Diluted Earnings Per Share:
Net income	$3.77	$2.69	$7.34	$5.47
Loss on interest rate swap agreement	0.18	0.40	0.14	0.49

Income excluding loss on interest rate swap	$3.95	$3.09	$7.48	$5.96

As a reminder, a conference call and Internet webcast is scheduled for 2:00 p.m. EDT on Thursday, August 4, 2011, to review second quarter 2011 financial results. You can access the conference call live by dialing 1-877-407-6180 (domestic) or 1-201-689-8050 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until August 11, 2011 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 375371. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete recent or future acquisitions or successfully integrate recent or future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2010 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:     804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Revenue:
Petroleum additives	$572.8	$464.9	$1,075.5	$854.3
Real estate development	2.8	2.9	5.7	5.7
All other (a)	2.9	2.0	5.4	5.0

Total	$578.5	$469.8	$1,086.6	$865.0

Segment operating profit:
Petroleum additives	$85.6	$76.6	$166.2	$147.0
Real estate development	1.8	1.8	3.6	3.5
All other (a)	1.0	1.0	1.3	2.0

Segment operating profit	88.4	79.4	171.1	152.5

Corporate unallocated expense	(3.6)	(4.7)	(7.7)	(8.9)
Interest and financing expenses	(4.7)	(4.3)	(9.3)	(8.3)
Loss on an interest rate swap agreement (b)	(4.1)	(9.7)	(3.2)	(12.1)
Other income (expense), net	0.4	(0.3)	(1.1)	(0.3)

Income before income tax expense	$76.4	$60.4	$149.8	$122.9

Net income	$52.3	$39.9	$101.8	$82.0

Basic earnings per share	$3.77	$2.69	$7.34	$5.48

Diluted earnings per share	$3.77	$2.69	$7.34	$5.47

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our TEL business, as well as certain contract manufacturing of Ethyl Corporation.
(b)	The loss on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Revenue:
Net sales - product	$575,665	$466,986	$1,080,890	$859,251
Rental revenue	2,858	2,855	5,716	5,716

	578,523	469,841	1,086,606	864,967

Costs:
Cost of goods sold - product	429,659	336,574	795,710	610,202
Cost of rental	1,068	1,066	2,136	2,156

	430,727	337,640	797,846	612,358

Gross profit	147,796	132,201	288,760	252,609

Selling, general, and administrative expenses	37,319	36,193	75,743	66,767
Research, development, and testing expenses	25,379	22,064	49,840	43,147

Operating profit	85,098	73,944	163,177	142,695

Interest and financing expenses	4,693	4,314	9,338	8,263
Other expense, net (a)	3,987	9,210	4,054	11,521

Income before income tax expense	76,418	60,420	149,785	122,911

Income tax expense	24,159	20,564	47,937	40,917

Net income	$52,259	$39,856	$101,848	$81,994

Basic earnings per share	$3.77	$2.69	$7.34	$5.48

Diluted earnings per share	$3.77	$2.69	$7.34	$5.47

Shares used to compute basic earnings per share	13,852	14,796	13,871	14,957

Shares used to compute diluted earnings per share	13,856	14,828	13,881	14,991

Cash dividends declared per share	$0.600	$0.375	$1.04	$0.75

Notes to Consolidated Statements of Income

(a)	On June 25, 2009 we entered into an interest rate swap. The loss on the interest rate swap was $4.1 million for the second quarter ended June 30, 2011 and $3.2 million for the six months ended June 30, 2011. The loss on the interest rate swap was $9.7 million for the second quarter ended June 30, 2010 and $12.1 million for the six months ended June 30, 2010. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30 2011	December 31 2010
ASSETS

Current assets:
Cash and cash equivalents	$60,888	$49,192
Short-term investments	0	300
Trade and other accounts receivable, less allowance for doubtful accounts ($824 - 2011; $733 - 2010)	313,818	257,748
Inventories	327,844	273,215
Deferred income taxes	5,679	6,876
Prepaid expenses and other current assets	21,069	15,444

Total current assets	729,298	602,775

Property, plant and equipment, at cost	1,031,536	988,180
Less accumulated depreciation and amortization	676,834	654,204

Net property, plant and equipment	354,702	333,976

Prepaid pension cost	12,578	8,597
Deferred income taxes	17,188	21,974
Other assets and deferred charges	52,237	48,893
Intangibles (net of amortization) and goodwill	42,623	46,526

Total assets	$1,208,626	$1,062,741

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$127,163	$109,250
Accrued expenses	64,675	71,558
Dividends payable	7,108	5,304
Book overdraft	9,821	1,063
Long-term debt, current portion	5,109	4,369
Income taxes payable	29,446	14,843

Total current liabilities	243,322	206,387

Long-term debt	260,100	217,544
Other noncurrent liabilities	142,516	147,170

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 13,833,811 in 2011 and 14,034,884 in 2010	—	—
Accumulated other comprehensive loss	(63,144)	(73,820)
Retained earnings	625,832	565,460

	562,688	491,640

Total liabilities and shareholders’ equity	$1,208,626	$1,062,741

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Six Months Ended
	June 30
	2011	2010

Net income	$101,848	$81,994
Depreciation and amortization	20,771	17,718
Cash pension and postretirement contributions	(15,613)	(10,102)
Noncash pension and post retirement expense	7,983	8,234
Working capital changes	(84,660)	(38,863)
Capital expenditures	(34,790)	(18,036)
Acquisition of business	—	(41,970)
Net borrowings under revolving credit agreement	44,000	18,000
Repayment of Foundry Park I construction loan	—	(99,102)
Borrowing under Foundry Park I mortgage loan	—	68,400
Repurchases of common stock	(31,512)	(79,220)
Dividends paid	(7,301)	(11,037)
All other	10,970	(1,241)

Increase (decrease) in cash and cash equivalents	$11,696	$(105,225)